Exhibit 99.1

Designated Filer:	Warburg Pincus LLC

Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]

Date of Event Requiring Statement:	February 23, 2017

Explanation of Responses:

(1)  This Form 4 is filed on behalf of Warburg Pincus LLC, a New York limited liability company (“WP LLC”) and Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co., a New York general partnership (“WP”) and the Co-Chief Executive Officers and Managing Members of WP LLC (WP LLC, together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(2)  On February 23, 2017, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), distributed an aggregate of 9,999,981 shares of Common Stock of the Company to its partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of WP IX (the “Distribution”), with no consideration being paid in connection herewith.

WP IX was an existing shareholder of the Company prior to the Distribution and currently owns 36,215,078 shares of Common Stock. Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), was an existing shareholder of the Company prior to the Distribution and currently holds 40,163,657 shares of Common Stock. Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), was an existing shareholder of the Company prior to the Distribution and currently owns 1,291,411 shares of Common Stock.

WP LLC manages each of WP X O&G, WP X Partners and WP IX (collectively, the “WP Funds”) and WP is the ultimate general partner of the WP Funds. Therefore, the consummation of the Distribution altered the indirect beneficial ownership of the Reporting Persons in the shares of Common Stock.

(3)  By reason of the provisions of Rule 16a-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 77,670,146 shares of Common Stock of the Company held collectively by the WP Funds.

Due to the limitations on the number of Reporting Persons allowed on Form 4, the WP Funds, and certain affiliated partnerships, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock of the Company.